Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Treasurer and Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES CONCURRENT PUBLIC OFFERINGS OF

COMMON STOCK AND MANDATORY CONVERTIBLE PREFERRED STOCK

Boston, Massachusetts – February 26, 2015: American Tower Corporation (NYSE: AMT) today announced the pricing of its concurrent registered public offerings of 23,500,000 shares of common stock at $97.00 per share and 12,500,000 depositary shares, each representing a 1/10th interest in a share of 5.50% Mandatory Convertible Preferred Stock, Series B, at $100.00 per depositary share. The underwriters of each offering have an option to purchase up to an additional 2,350,000 shares of common stock and an additional 1,250,000 depositary shares, as applicable, to cover over-allotments, if any. The net proceeds of the common stock offering and depositary shares offering are expected to be approximately $2.22 billion and $1.22 billion, respectively (or approximately $2.44 billion and $1.34 billion, respectively, if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and estimated offering expenses. American Tower expects to use the net proceeds from these offerings, together with cash on hand and borrowings under its revolving credit facilities, to finance the recently announced Verizon transaction and to pay related fees and expenses. If for any reason the Verizon transaction is not completed, American Tower expects to use the net proceeds from these offerings for general corporate purposes, which may include the financing of other pending acquisitions or the repayment of existing indebtedness.

Unless converted or redeemed earlier, each share of 5.50% Mandatory Convertible Preferred Stock, Series B, will convert automatically on February 15, 2018, into between 8.5911 and 10.3093 shares of the American Tower’s common stock, subject to customary anti-dilution adjustments. Dividends on the shares of 5.50% Mandatory Convertible Preferred Stock, Series B, will be payable on a cumulative basis when, as and if declared by American Tower’s board of directors (or an authorized committee thereof), at an annual rate of 5.50% on the liquidation preference of $1,000.00 per share (and, correspondingly, $100.00 per share with respect to the depositary shares), on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2015, to, and including, February 15, 2018.

Goldman, Sachs & Co. is acting as lead book-running manager for both the common stock and the depositary shares offerings. BofA Merrill Lynch, Barclays, Citigroup and J.P. Morgan are also acting as joint book-running managers with respect to the common stock offering, and RBC Capital Markets, Morgan Stanley, RBS Securities Inc. and TD Securities are also acting as joint book-running managers with respect to the depositary shares offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offerings are being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). Each offering will be made only by means of a prospectus supplement relating to such offering and the accompanying base prospectus, copies of which may be obtained by visiting the SEC’s website at www.sec.gov.

Alternatively, you may request the documents relating to the common stock offering by contacting Goldman, Sachs & Co. at 1-866-471-2526, BofA Merrill Lynch at 222 Broadway, New York, New York 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com, Barclays at 1-888-603-5847, Citigroup at 1-800-831-9146 and J.P. Morgan at 1-866-803-9204. You may request the documents relating to the depositary shares offering by contacting Goldman, Sachs & Co. at 1-866-471-2526, RBC Capital Markets at 1-877-822-4089, Morgan Stanley at 1-866-718-1649, RBS at 1-866-884-2071 and TD Securities at 1-800-263-5292.

About American Tower

American Tower is a leading independent owner, operator and developer of communications real estate with a global portfolio of over 75,000 communications sites.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. American Tower has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, American Tower’s expectations of the dollar amount to be received in net proceeds, its ability to complete each offering, the anticipated closing of the Verizon transaction and the anticipated use of proceeds from the offerings. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect American Tower and its results, we refer you to the information contained in the respective prospectus supplements for these offerings and Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2014 under the caption “Risk Factors” and in other filings American Tower makes with the SEC. American Tower undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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